Exhibit 10.37

December 7, 2012

Anastasia (Stacie) Rader

53 Candy Hill Road

Sudbury, MA 01776

Re:	Salary Modification

Dear Stacie:

Thank you for your discussions and cooperation regarding your proposed new employment terms. We are providing you with this letter agreement (the “Side Letter Agreement”) to outline the modifications to your compensation and other employment terms, as agreed between you and BG Medicine, Inc. (the “Company”).

1. Compensation and Benefits.

a. Base Salary. Effective January 7, 2013, your annual base salary of $242,050 per year (your “Original Base Salary”) will be permanently reduced by 40%. Accordingly, following January 1, 2013, the Company will pay you $145,230 per year (your “New Base Salary”), in accordance with the Company’s regular payroll practices. The New Base Salary will be based on an anticipated workweek of twenty four (24) hours.

b. Hours; Recordkeeping; Additional Billing. Following January 1, 2013, the Company will pay you a fee of $120 per hour for any hours you are suffered or permitted to work for the Company above twenty four (24) hours in any workweek. You will maintain records describing the date, time and content of such work performed, and will invoice the Company in arrears on a weekly basis for any such hours. The Company will pay you the above-described fee within fourteen (14) days following receipt of such invoices.

c. Bonus. Any bonus that you earn for work performed in 2012 under any Company contract, policy, practice or otherwise will be based on your Original Base Salary, regardless of when such bonus is paid to you (by way of example only, a bonus paid in 2013 for work performed in 2012 will be based on the Original Base Salary).

d. Additional Payment and Benefit Terms. No term of this Letter Agreement, standing alone, will impact your eligibility under any Company payment or benefit plan or policy (e.g., healthcare plan, fringe benefit plan, stock option plan, deferred compensation plan, etc.), each of which will continue according to its terms, provided that nothing herein will negate or impact the Company’s right to modify or terminate any such payments or benefits, in its sole discretion, as permissible under the terms of the applicable plan or policy document.

2. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability. Should the Company terminate your employment for reasons other than for “Cause” or “Disability” (as these terms are defined in the Option Plan) or death, and conditioned upon: (i) your execution and non-revocation of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and (ii) your compliance with your obligations set forth in your Non-Competition, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), then the Company will provide you with: (A) payments equal to six (6) months of the Original Base Salary, payable in installments over six (6) months, and in accordance with the Company’s normal payroll practices; and (B) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees. If you are entitled to the payments and benefits described in this paragraph 2(a), then you will not be entitled to the payments and benefit described in paragraph 2(b) below.

b. Termination upon a Change of Control. Should the Company terminate your employment within twelve (12) months following the consummation of a Change of Control (a this term is defined in the Option Plan) for reasons other than for “Cause” or “Disability” (as these terms are defined in the Option Plan) or death, and conditioned upon: (i) your execution of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and (ii) your compliance with your obligations set forth in the Confidentiality Agreement, then the Company will provide you with: (A) payments equal to six (6) months of the Original Base Salary, payable in installments over six (6) months, and in accordance with the Company’s normal payroll practices; and (B) if the Company is subject to COBRA or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees. If you are entitled to the payments and benefits described in this paragraph 2(b), then you will not be entitled to the payments and benefit described in paragraph 2(a) above.

c. Any severance payments paid under this Section 2 will commence within sixty (60) days of your separation from service, provided that, as stated above: (i) you sign and do not revoke the above-referenced separation agreement (which will be provided to you within five (5) days following a qualifying separation from employment), and (ii) you continue to comply with the Confidentiality Agreement.

3. At-Will Status; Continuing Terms of Employment. Nothing in this Side Letter Agreement will alter your status as an at-will employee. Other than the modifications described above, your employment with the Company will continue under the same terms and conditions in existence prior to the effective date of such modification, including the terms and conditions of your Confidentiality Agreement.

4. Waiver and Release. By signing this Side Letter Agreement, you waive and release your right to receive your Original Base Salary or to recover any difference between your Original Base Salary and your New Base Salary following January 1, 2013. Further, to the extent that any employment policy, offer letter, employment agreement or related agreement provides an ability to resign for “Good Reason” and receive a form of compensation pursuant to such resignation, you waive and release any claim that the modifications described herein constitute “Good Reason.”

5. Consent and Notice. You and the Company acknowledge and agree that if any employment policy, offer letter, employment agreement or related agreement requires your consent to a change or modification in compensation or any other term or condition of employment, or a prior written notice of any such change or modification, then the parties’ signing of this Side Letter Agreement will constitute such written consent and/or prior written notice.

Stacie, we thank you for your flexibility in this matter. We consider you a key member of our team, and look forward to continuing a productive and mutually beneficial relationship. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Side Letter Agreement to Eric Bouvier within five (5) days.

Very truly yours,

BG Medicine, Inc.

/s/ Eric Bouvier
Eric Bouvier
President and CEO
Dated: January 7, 2013

Acknowledged and Agreed:

/s/ Anastasia Rader
Anastasia Rader

Dated: January 7, 2013

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